CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2016	$300,000,000	$40,920.00
(1) Excludes accrued interest, if any.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 22	Filed Pursuant to Rule 424(b)(3)
Dated February 25, 2013 to	Registration No. 333-173364
PROSPECTUS SUPPLEMENT
Dated April 7, 2011 and
PROSPECTUS
Dated April 7, 2011
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2016

SUBJECT	FINAL PRICING DETAILS
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, Floating Rate Notes Due 2016
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date/Pricing Effective Time:	February 25, 2013
Settlement Date (Original Issue Date):	February 28, 2013
Maturity Date:	February 26, 2016
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100.00%
Dealer’s Commission:	0.25% (25 basis points)
All-in-price:	99.75%
Net Proceeds to Issuer:	$299,250,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+ 24 basis points (0.24%)
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A

Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 26th of February, May, August and November of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 26th of February, May, August and November of each year, commencing May 26, 2013 and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Citigroup Global Markets Inc. (23.33%)
Goldman, Sachs & Co. (23.33%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (23.34%)
Co-Managers:	BNP Paribas Securities Corp. (3.00%)
BNY Mellon Capital Markets, LLC (3.00%)
Commerz Markets LLC (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Lloyds Securities Inc. (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
RBS Securities Inc. (3.00%)
SG Americas Securities, LLC (3.00%)
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association

CUSIP:	14912L5M9
Other Terms:	N/A
Supplemental United States Federal Income Tax Considerations
Final regulations released by the U.S. Department of the Treasury state that Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to January 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.

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